Exhibit 10.2

INDIRECT CHANNEL PARTNER AGREEMENT – v. US-LATAM 09.15.04

To register as an Indirect Channel Partner with Cisco, your company must accept the terms and conditions of this Indirect Channel Partner Agreement (the “Agreement”). This Agreement applies to Registered Partners that are “Resellers” and “Professional Service Providers”, as those terms are defined in Part A below.

This Agreement is entered into by and between Cisco Systems, Inc., a California corporation with its principal place of business at 170 West Tasman Drive, San Jose, California 95134 and the company you identified in the applicable Partner Registration Application (“Partner”). If Partner is also a Reseller (as defined below), Partner may also be referred to as “Reseller” in Part B of this Agreement. This Agreement shall become effective on the date Cisco sends an acceptance notification to the email address you have provided for your company in the applicable Partner Registration Application (the “Effective Date”).

This Agreement is divided into 3 Parts, which apply as follows:

Part A, Definitions: Applies to all Registered Partners.

Part B, Reseller Terms and Conditions: Only applies to Registered Partners acting as Resellers.

Part C, General Terms and Conditions: Applies to all Registered Partners.

If Cisco and Partner have signed a Pre-Existing Agreement that is in effect as of the day Partner submits this Agreement, the Pre-Existing Agreement shall take precedence over this Agreement. If no Pre-Existing Agreement exists, this Agreement comprises the complete agreement between the parties hereto concerning the subject matter herein and replaces any prior oral or written communications between the parties, all of which are excluded. In the event that a Registered Partner acting as a Reseller later executes a direct resale agreement (a “Systems Integrator Agreement”) with Cisco after this Agreement is executed, such Systems Integrator Agreement shall take precedence over and supercede this Agreement. There are no other conditions, understandings, agreements, representations, or warranties, expressed or implied, which are not specified herein. This Agreement may only be modified by a written document executed by Cisco and Partner, subject to Section C.11.6 below.

Part A. Definitions.

1.	Added Value is the non-Cisco component or portion of the total solution which Partner provides to End Users. Examples of Added Value are pre- and post-sales network design, configuration, trouble-shooting, and support and the sale of complementary products and services that comprise a significant portion of the total revenues received by Partner from an End User of Cisco Products. Partner acknowledges that telesales, catalog sales, and sales over the Internet do not include Added Value if inbound communications from the prospective End User purchaser were exclusively prompted by something other than a face-to-face interaction between Partner’s sales representative and such prospective End User. Partner further acknowledges that providing financing options and/or Network Services to End Users do not constitute Added Value.

2.	Authorized Source means the distributors located within the Territory, as they are from time to time identified at http://tools.cisco.com/WWChannels/LOCATR/isp/distributor locator.isp or as otherwise provided by Cisco from time to time.

3.	Cisco Services means any services performed by Cisco for End Users, including without limitation, Product maintenance and technical support.

4.	End User is the final purchaser or licensee that: (i) has acquired Product and/or Cisco Services for its own Internal Use and not for Resale, remarketing or distribution, and (ii) is identified as such purchaser or licensee by Reseller pursuant to Section B.3.1 below.

5.	Internal Use is any business use of a Product for an End User’s own internal use, which use is outside the definition of Resale provided below.

6.	Marks means the Cisco Registered Partner logo, and each of the Cisco Certified Partner marks for which Partner qualifies. Such marks and the applicable qualification requirements are included in Cisco’s web site, http://www.cisco.com/go/partnerlogo

7.	Network Services means providing the End User with access to the Internet, data and voice transmission, telecommunications services related to such transmission, and the management of network equipment in connection with the foregoing.

8.	Non-Genuine Products are any and all products: (i) to which a Mark or other Cisco trademark or service mark has been affixed without Cisco’s consent; (ii) that do not originate from Cisco or are produced without the approval of Cisco; and (iii) are generally produced with the intent to counterfeit or imitate a genuine Cisco Product.

9.	Pre-Existing Agreement means Cisco’s System Integrator Agreement, Two-Tier Distributor Agreement or any substantially similar Cisco contract with a different title that authorizes Partner to purchase Products directly from Cisco and Resell them to End Users either directly or indirectly.

10.	Products means those Cisco hardware products, Software products, and related documentation, which Cisco makes available to an Authorized Source for Resale to companies that have achieved Partner’s level of registration, certification, and/or specialization within Cisco’s Channel Partner Program described at: http://www.cisco.com/go/channelprograms.

11.	Professional Services means any pre or post-sale services performed by Partner for an End User, excluding training on Cisco Products, that provide Added Value for Cisco Products. Such services include without limitation pre- and post-sales network design, configuration, trouble-shooting, and support on Cisco Products.

12.	Professional Service Providers are Registered Partners that wish to provide their own pre and/or post-sales Professional Services to End Users.

13.	Registered Partner means Professional Service Providers and/or Resellers that have registered using the Cisco Partner Registration Tool and accepted the terms and conditions of this Indirect Channel Partner Agreement.

14.	Registered Partner Logo means the logo identified as the “Registered Partner Logo” and found at http://www. cisco.com/partner/WWChannels/marketing_promotions/tools/logos

15.	Resale includes any of the following sales or dispositions of a Product or Service: (a) transfer of title (or, for Software, a license conferring the right to use the Software, and, for Services, the entitlement to receive such Services) to the End User of such Product or Service or (b) transfer of title (or, for Software, a license conferring the right to use the Software, and, for Services, the entitlement to receive such Services) to a financial intermediary such as a leasing company, even if such leasing company is affiliated with Reseller, where the Product or Service is used by an unaffiliated End User. The term Resale does not include the purchase, license, sublicense, distribution or use of a Product or Cisco Service for the provision, to the general public, of any Network Services. The verb “Resell” means to engage in Resale.

16.	Reseller is a Registered Partner that purchases and/or licenses Cisco Services and Products from an Authorized Source and Resells them directly to End Users.

17.	Software is the machine readable (object code) version of computer programs developed or marketed by Cisco and related documentation.

18.	Third Party Sourced Cisco Product means any Cisco Product that Partner purchases from any party other than an Authorized Source. Third Party Sourced Products do not include Non-Genuine Products.

19.	Territory means the country identified by Partner in the applicable Partner Registration Application accepted by Cisco.

Part B. Reseller Terms and Conditions. This Part B only applies if Partner is Reselling Products and/or Cisco Services.

1.	Cisco Authorization and Resale Rules.

1.1 Cisco Authorization. During the term of this Agreement, Cisco hereby authorizes Reseller to purchase and/or license Cisco Services and Products only from an Authorized Source, and to resell and/or redistribute such Cisco Services and Products directly to End Users who deploy Products and receive Cisco Services within the Territory.

1.2 No Resale Outside the Territory. Reseller agrees not to solicit Product or Service orders, engage salespersons, Resell, or establish warehouses or other distribution centers outside of the Territory.

1.3 Sales to End Users. Reseller certifies that it is acquiring the Products and Services solely for Resale to End Users, in accordance with this Agreement. Reseller will not Resell, license, sublicense or distribute Products or Services to other resellers of Cisco Products or Services, whether or not such other resellers are authorized by Cisco or by any other source to resell or license Products or Services. Notwithstanding the above provisions of this Section B.1.3, Reseller may Resell Products or Services to any other reseller of Cisco Products or Services in the Territory, provided that such other reseller is purchasing and using such Products or Services strictly as an End User and strictly for its Internal Use in the Territory.

1.4 Third Party Sourced Cisco Products. Reseller may only procure and Resell Third Party Sourced Cisco Products to End Users if prior to each Resale: (i) Reseller obtains Cisco’s prior written consent for such Resale; (ii) Reseller confirms that the End User is within the Territory; (iii) Reseller clearly and accurately informs the End User of the condition and source of the applicable Third Party Sourced Cisco Products; and (iv) Reseller complies with and communicates to the applicable End User Cisco’s then current Software Transfer and Licensing Policy, available at: http://www.cisco.com/warp/public/csc/refurb_equipment/swpolicy.html.

For all Third Party Sourced Cisco Products, Cisco reserves the right to withhold any Cisco Support on such products, unless such products pass a Cisco equipment inspection and Cisco receives payment for the applicable equipment inspection and/or software license fees, as required in the Software Transfer and Licensing Policy referenced above.

2.	Added Value Requirement. Each time a Reseller resells Cisco Services or Products to an End User, Reseller will include its Added Value. Reseller must be able to demonstrate Products to prospective End Users at the End User’s location and make Professional Services available for each Product Resold by Reseller.

3.	Reseller Obligations.

3.1 Point of Sale Reports. Reseller shall identify the complete name and address of each End User either: (i) in the applicable Product purchase order issued to the Authorized Source; or (ii) in writing within five (5) days of receiving the applicable request from Cisco or the Authorized Source. Additionally, Reseller must comply with any other point of sale reporting requirements published by Cisco from time to time, and/or the Authorized Source(s) from which such Reseller purchases and/or licenses Cisco Services and Products.

3.2 Agreements with an Authorized Source. Reseller acknowledges that each Authorized Source may require Reseller to enter into other agreement/s with an Authorized Source. Partner acknowledges and accepts that each Authorized Source is an independent party who is not empowered to act on behalf of Cisco or bind or represent Cisco in any manner. Therefore, such agreement/s will be considered executed only between Reseller and each Authorized Source with which Reseller has entered into such agreements, except to the extent that such agreements specifically identify Cisco as a third party beneficiary of such agreements. For the avoidance of doubt, this Agreement shall not constitute a sale, purchase or distribution agreement with Cisco. Any arrangements between the Reseller and an Authorized Source with respect to the sale, purchase or distribution of Cisco Products and/or Services will need to be defined in separate, specific agreements between Reseller and each Authorized Source selected by Reseller.

3.3 Additional Requirements. Reseller acknowledges that Resale of Products and Cisco Services to particular End Users with which Cisco has contracted directly (for example, state governments) may require Reseller to satisfy additional requirements and to enter into supplemental agreements with Cisco. Each Reseller acknowledges that Cisco may require Reseller to achieve particular requirements, for example particular specializations, before permitting any Authorized Source to make available particular Products to such Reseller.

4.	Government Sales.

4.1 Schedule Contracts. With respect to US General Services Administration, California Multiple Award Schedule (“CMAS”), and other schedule contracts, this Agreement shall not be construed by Reseller as a representation that Cisco will furnish supplies needed by Reseller to fulfill any of Reseller’s GSA, CMAS, or similar contract obligations under any schedule contract.

4.2 Government Terms. Cisco does not accept any government flowdown provisions, including but not limited to, the United States Government Federal Acquisition Regulations (“FARs”) and its supplements, Defense FARs, or NASA FARs, whether for Resale or Internal Use. Further, Cisco will not provide any government-required representations or certifications to Reseller or any of Reseller’s End Users.

4.3 Notwithstanding the foregoing, Reseller may Resell Products and Services to federal, state, provincial and local governments within the Territory, subject to this Agreement and the applicable Cisco qualification and eligibility requirements, including Cisco’s aforementioned disclaimers of supply representations or government flow-downs.

5.	Pricing.

5.1 Reseller Prices. The prices Reseller pays for Cisco Services and Products will be set by the Authorized Source from which Reseller purchases such Cisco Services and Products. Subject to Cisco’s ability to impose maximum resale price limitations, Reseller is free to determine its Resale prices unilaterally.

5.2 Special Pricing. Cisco may provide Reseller’s Authorized Source of choice with special pricing for such Authorized Source to provide to Reseller. Such special pricing will be limited to Resales made to one or more specific End Users. Any such agreement between Cisco and Reseller’s Authorized Source must be in writing, including email notification from Cisco, and must specify a fixed time period during which such special pricing shall be provided. If no time limit is specified in the written agreement, the time period shall be ninety (90) days from the effective date of the written agreement regarding special pricing. If Cisco offers special pricing and Reseller submits a purchase order to the Reseller’s Authorized Source based on such special pricing, Reseller accepts that Cisco may condition such special pricing on Reseller’s agreement to Resell the Products to specific End Users and at a price that shall not exceed particular prices determined by Cisco. No such condition will prohibit Reseller from selling at any price below the prices established by Cisco.

5.3 If Cisco determines that Reseller has Resold Cisco Services or Products purchased with special pricing provided pursuant to Section B.5.2 to any person or entity other than the End User(s) identified by Cisco, then Cisco may, at Cisco’s sole discretion: (a) invoice Reseller for the difference between such additional discount and Reseller’s then-current resale discount, and/or (b) audit Reseller’s purchases and relevant records pursuant to Section C.10.8 (“Audit”) and invoice Reseller for all reasonable costs incurred by Cisco in its performance of the Audit and/or (c) suspend Reseller’s access to price deviations and other Cisco sales and marketing programs; and/or (d) suspend shipments to Reseller; and/or (e) terminate this Agreement pursuant to Section C.2.2 below.

6.	Reseller’s Distribution Rights.

6.1 Grant of Rights. During the term of this Agreement, Cisco grants to Reseller a limited, nonexclusive, revocable license to receive from an Authorized Source and distribute to End Users located in the Territory all proprietary rights embodied in or contained in any Product. Reseller may continue such distribution for thirty (30) days following the expiration of this Agreement. Any distribution of Products containing Cisco proprietary rights (including, without limitation, all Software) outside the scope permitted by Section B.1 of this Agreement is prohibited. Cisco Products are subject to license terms which impose additional restrictions on the use, copying, or distribution of Software.

6.2 Rights Reserved by Cisco. Except for the limited license provided to Reseller in the preceding Section B.6.1, Cisco reserves all right, title, and interest in and to each proprietary right embedded in or contained in any Product. Reseller acknowledges that, except as provided in Section B.6.1 above, it may not distribute Software to any other person or entity, including, without limitation, other resellers or Registered Partners.

6.3 License Restrictions and Conditions. Reseller will not remove, alter, or destroy any form of copyright notice, trademark, logo, or confidentiality notice provided with any Product. Reseller will not copy or redistribute any item of Software except as specifically permitted in this Section B.6. Reseller agrees that it will not redistribute Software (including Software received as part of a Product) received from any source other than Cisco or an Authorized Source. Reseller will not translate, reverse compile or disassemble the Software, and will transfer to each End User to which Reseller resells Products all end-user license terms and end-user documentation provided by Cisco and accompanying such Products. A current copy of such end-user license terms is available at the following URL: http://www.cisco.com/univercd/cc/td/doc/es inpck/cetrans.htm

Part C. General Terms and Conditions

1.	Partner Benefits. During the term of this Agreement the following benefits shall apply:

1.1 Cisco.com Access. Partner shall have partner-level access to the information and tools on the Cisco.com web site (previously referred to as “CCO”), provided Partner’s use of such information is subject to the terms and conditions of Cisco.com and the Confidentiality obligations of this Agreement set forth in Section C.4 below;

1.2 Partner Locator Listing. Unless Partner tells Cisco in writing that it may not do so, Cisco may include Partner in the Cisco Partner Locator tool within the Cisco.com web site;

1.3 Registered Partner Logo. Subject to Section C.3 below, Partner shall have the right to use the Registered Partner Logo to promote the sale of Cisco Products, Cisco Services and Professional Services to End Users within the Territory; and

1.4 Partner E-Learninq Access. Partner shall have the right to register on Partner E-Learning Connection, to the extent Cisco makes such service available to Partner within the Territory.

2.	Term and Termination.

2.1 Term. This Agreement will expire upon the later of (a) one (1) year after the date it is accepted by Cisco, unless extended by written agreement of both parties or sooner terminated pursuant to this Agreement, or (b) the date that the Partner’s most recent certification or specialization expires.

2.2 Termination. This Agreement may be terminated for convenience, for any reason or no reason, by either party upon no less than thirty (30) days prior written notice to the other. This Agreement may be terminated by Cisco for cause upon Partner’s material breach of the Agreement, on ten (10) days notice, except that this Agreement may be terminated by Cisco immediately upon Partner’s breach of any provision of Sections B.1.4, B.2, B.5.2, B.5.3, B.6, C.3, C.4, C.9 and C.11.8.

2.3 Effect of Termination. Upon the termination or expiration of this Agreement, Partner’s rights to purchase Cisco Services and Products from any Authorized Source shall immediately terminate, Cisco shall discontinue all Partner benefits listed in Section C.1 above, and Partner shall immediately (a) cease to represent itself as a Cisco Registered Partner, and (b) cease its use of any of the Marks.

3.	Use of the Registered Partner Logo and other Marks.

3.1 Cisco grants to Partner, during the term of this Agreement, the right to use the Marks, including the Registered Partner Logo, in the Territory, solely to promote the Resale of Cisco Products and Cisco Services to End Users, provided that such Resales are pursuant to all the terms and conditions of this Agreement. Partner shall not affix any Cisco trademarks or service marks to any products.

Partner’s usage of the Marks must conform to the Guidelines provided at the following URL: http://www.cisco.com/go/partnerlogo

Partner’s usage of the Marks must also conform to the Trademark Usage Policy set out at the following URL:

http://www. cisco.com/logo/trademark. pdf

3.2 Partner shall not acquire, use, promote or Resell Non Genuine Products. Additionally, Partner shall notify Cisco promptly of the existence, or suspected existence, of Non-Genuine Products in possession of third parties, and further agrees that it will, at Cisco’s request, assist Cisco to diligently pursue an action against any third party in possession of Non Genuine Products.

3.3 If Partner acquires, uses, promotes or Resells Non-Genuine Products, Cisco may take one or more of the following actions, at Cisco’s discretion: (i) require Partner, within ten days of Cisco’s request, to recall and destroy all Non-Genuine Products that Partner has sold to End Users and replace such products with legitimate, equivalent Products, (ii) require Partner, within five days of receiving Cisco’s written request, to provide Cisco with all details related to Partner’s acquisition of all Non-Genuine Products, including without limitation, its suppliers, shipping details and all buyers to whom Partner resold Non-Genuine Products, and/or (iii) immediately terminate this Agreement pursuant to Section C.2.

4.	Confidentiality and Publicity. In the event that Partner receives from Cisco information that is marked as confidential, Partner shall protect that information using the same degree of care as it uses to protect its own sensitive business information, but not less than a reasonable degree of care, and shall not disclose such information to any third party without Cisco’s prior written consent. Partner shall only use such information in connection with the promotion and Resale of Cisco Products and Services. Upon the termination or expiration of this Agreement, Partner will promptly return any confidential information provided by Cisco to Partner. Except as expressly provided in this Agreement, neither Cisco nor Partner will issue press releases or make other public announcements that identify Partner as an authorized or registered Partner without the express written consent of the other party. In addition, Partner shall at no time (nor cause any third party to) take any action, publish or otherwise communicate anything which is or may be detrimental to the business reputation of Cisco.

5.	License to Information. Information made available to Partner through Cisco.com is made available subject to the terms contained in the Cisco.com “Important Notices” and any additional terms as Cisco may notify Partner of through Cisco.com. Information provided through Cisco.com may be used only in connection with Partner’s promotion and Resale of Cisco Products and Services.

6.	Limited Warranty / Warranty Disclaimer.

6.1 Warranty. The only warranty Cisco provides with respect to any Product is the written limited warranty statement provided with that Product or, if no warranty statement is provided with a Product, the Limited Warranty Statement available at the following URL: http://www.cisco.com/public/limited-warranty.html.

6.2 Disclaimer. EXCEPT AS SPECIFIED IN THE LIMITED WARRANTY STATEMENT SPECIFIED IN SECTION C.6.1 ABOVE, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS OR WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTIBILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF KNOWN TO CISCO), NONINFRINGEMENT, SATISFACTORY QUALITY OR ARISING FROM A COURSE OF DEALING, LAW, USAGE, OR TRADE PRACTICE ARE HEREBY EXCLUDED TO THE GREATEST EXTENT ALLOWED BY APPLICABLE LAW. TO THE EXTENT AN IMPLIED WARRANTY CANNOT BE EXCLUDED, SUCH WARRANTY IS LIMITED TO THE 90-DAY PERIOD PROVIDED IN THE LIMITED WARRANTY STATEMENT SPECIFIED IN SECTION C.6.1 ABOVE. This disclaimer and exclusion shall apply even if the express warranty set forth above fails of its essential purpose.

6.3 PARTNER SHALL NOT MAKE ANY WARRANTY COMMITMENT BEYOND THE LIMITED WARRANTY REFERENCED IN SECTION C.6.1 ON CISCO’S BEHALF. Partner agrees to indemnify Cisco and hold Cisco harmless from any warranty made by Partner beyond the limited warranty referenced in Section C.6.1.

7.	Limitation of Liability. NOTWITHSTANDING ANYTHING ELSE HEREIN, ALL LIABILITY OF CISCO AND ITS SUPPLIERS FOR CLAIMS ARISING UNDER THIS AGREEMENT OR OTHERWISE SHALL BE LIMITED TO THE MONEY PAID BY PARTNER TO ITS AUTHORIZED SOURCE FOR CISCO SERVICES AND PRODUCTS IN THE THREE (3) MONTHS PRECEDING THE EVENT OR CIRCUMSTANCES GIVING RISE TO SUCH LIABILITY. THIS LIMITATION OF LIABILITY IS CUMULATIVE AND NOT PER-INCIDENT.

8.	Waiver of Consequential Damages. IN NO EVENT SHALL CISCO OR ITS SUPPLIERS BE LIABILE FOR ANY INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST REVENUE, LOST PROFITS, OR LOST OR DAMAGED DATA, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF CISCO OR ITS SUPPLIERS HAVE BEEN INFORMED OF THE POSSIBILITY THEREOF.

9.	Export Restrictions and Controls.

9.1 Export Restriction. Without the express prior written consent of a Cisco Area Vice President, Partner will not export Products outside the Territory.

9.2 Export Controls. Partner acknowledges that the Products and technology or direct products thereof (“Products and Technology”) it may purchase and resell under this Agreement are subject to export controls under the laws and regulations of the Territory and the United States (U.S.). Partner shall comply with such laws and regulations governing use, export, re-export, and transfer of Cisco Products and Technology and will obtain all required U.S. and local authorizations, permits, or licenses. Cisco and Partner each agree to provide the other such information and assistance as may reasonably be required by the other in connection with securing such authorizations and licenses, and to take timely action to obtain all required support documentation. Partner agrees to maintain full, true, and accurate records of exports, re-exports, and transfers of the Products and Technology, purchased and deployed or distributed, according to U.S. and local laws for at least five (5) years following the date of any such export, re-export, or transfer. Partner acknowledges that detailed information regarding compliance with U.S. use, export, re-export, and transfer laws may be found at the following URL:

http://www.cisco.com/wwl/export/compliance_provision.html. Partner’s obligations under this clause shall survive the expiration or termination of the Agreement.

10.	Obligation to Maintain Contacts.

10.1 Requirement to Maintain. Beginning September 20, 2004, and at all times thereafter, Partners are required to have at least one valid contact associated to their company at all times in the Cisco Channel Partner Database.

10.2 Valid Contact Information. For Partner’s contacts to be “valid,” its contact profiles in Cisco’s Channel Partner Database (“CPD”), as maintained via the Partner Self Service (“PSS”) data management tool, must include a First Name, Last Name, Site Address, and Email Address. Cisco will remove the Partner from the CPD if the last valid contact associated with the company is removed from the CPD using the PSS tool. To regain Partner status, a user from the company must complete Partner registration as a new prospective Partner.

10.3 Reservation of Rights. Cisco reserves the right to remove any Partner without sufficient valid contacts at such time, and using such means, as Cisco may determine in its sole discretion. Whereas Cisco may choose, at its option, to provide certain forms of notification regarding the removal of a Partner’s status as a result of insufficient or invalid contacts in the PSS, Cisco is not under any obligation to provide notification of any kind regarding any such removal.

10.4 Effect of Partner Removal. If Cisco removes the Partner from the CPD in accordance with the foregoing, or Partner’s status as a Partner is otherwise removed from the CPD, this Agreement shall terminate concurrently.

11.	Miscellaneous.

11.1 Choice of Law. The validity, interpretation, and enforcement of this Agreement shall be governed by the domestic laws of the State of California, United States of America, as if performed wholly within the State and without giving effect to principles of conflicts of laws, and the State and Federal courts of California shall have exclusive jurisdiction over any claim arising hereunder, except as expressly provided below. Notwithstanding the foregoing, either party may seek interim injunctive relief in any court of appropriate jurisdiction with respect to any alleged breach of such party’s proprietary rights. The parties specifically disclaim the application of the UN Convention on Contracts for the International Sale of Goods to the interpretation or enforcement of this Agreement.

11.2 Assignment. Neither this Agreement, nor any rights under this Agreement, may be assigned by Partner without the express prior written consent of Cisco. Any attempted assignment in violation of the preceding sentence shall immediately terminate the Agreement and be without legal effect.

11.3 Relationship of the Parties; No Partnership. Each party to this Agreement is an independent contractor. This Agreement does not create any agency, partnership, joint venture, employment or franchise relationship. Furthermore, no labor relationship between Cisco and Partner employees is created hereby. Partner shall indemnify and hold Cisco harmless of any claim or judicial action whatsoever from any Partner employee, including any and all actions or claims arising in connection with the non compliance by Partner of any applicable laws, including any labor laws and/or social security regulations. Neither party has the right or authority to, and shall not, assume or create any obligation of any nature whatsoever on behalf of the other party or bind the other party in any respect whatsoever. Notwithstanding the use of the term “Partner” in this Agreement, the parties do not intend to create any legal relationship of partnership between them, and neither will assert to any third party or otherwise claim that such a legal relationship exists between them.

11.4 Survival. Part A and Sections B.3, B.4, B.6.2, B.6.3, C.2, C.3.3 and C.4 through C.11 shall survive the expiration or termination of this Agreement.

11.5 Notices. All notices required to be provided under this Agreement shall be provided (a) by Partner, to contract-notice@cisco.com, and (b) by Cisco, to the electronic mail address provided by Partner with its Partner Registration application. Notices shall be deemed received one business day after being sent by e-mail.

11.6 Enforceability. Partner agrees that the electronic mail address it has provided corresponds to a person that has the capacity and authority to execute this Agreement and any amendments on behalf of Partner. Partner and Cisco each waive any defense to the validity or enforceability of this Agreement arising from the electronic submission and electronic acceptance of this Agreement by Partner. If Partner needs a physical document evidencing the Agreement, Partner may (i) print the accepted Agreement or (ii) request from Cisco a signed version, in which case Reseller shall print and return to Cisco two (2) printed, executed originals of the Agreement. Such printed originals shall not be deemed accepted by Cisco unless Cisco returns one (1) counter-signed original to Partner.

11.7 Compliance with Laws: In its performance of this Agreement, Partner will comply with all laws, all licenses, permits and approvals required by any government or authority, including any recycling or take-back programs applicable to packaging, Resale or use of Products, and shall comply with all applicable laws, rules, policies and procedures including without limitation the US Foreign Corrupt Practices Act, requirements applicable to the use of Products under telecommunications and other laws and regulations (collectively “Applicable Laws”). Partner will indemnify and hold harmless Cisco for any violation by Partner of any Applicable Laws.

11.8 Audit. Partner shall keep full, true, and accurate records and accounts, in accordance with generally-accepted accounting principles, of each Cisco Service and Product purchased and Resold, including information regarding compliance with Cisco marketing and sales programs, Software usage and transfer, end user names and locations, and Cisco Product exportation. Partner shall make these records available for audit by Cisco upon fifteen (15) days prior written notice, during regular business hours, at those locations where Partner may maintain relevant records. Partner shall bear all costs incurred by Cisco in the performance of any audit which discloses any material breach of this Agreement. Partner additionally acknowledges that from time to time Cisco or its independent auditors may conduct additional specific audits with the purpose of monitoring and ensuring compliance by Partner and its Authorized Source with

Cisco’s policies and applicable laws. Said audits may include, without limitation, investigations in order to prevent the acquisition, use, promotion or Resale of Non-Genuine Products. When requested, Partner shall collaborate with Cisco’s auditors and provide accurate and truthful information. In all cases, Partner agrees to bear, and/or promptly repay to Cisco, all costs, fees and expenses, incurred by Cisco in the performance of any such audit and/or investigation that discloses any material breach of this Agreement by Partner, including without limitation subsections B.1.2, B.1.4, B.5.2, C.3, and C.11.7. Partner acknowledges and accepts that, in addition to the above audit rights, Cisco may directly contact any End User at anytime in order to verify and/or inform End Users about Partner’s compliance or non-compliance with this Agreement, including but not limited Sections B.1, B.5, C.3 and C.11, and Cisco’s policies.

11.9 URLs. Partner hereby confirms that it has the ability to access, has accessed, has read and agrees to, the information made available by Cisco at all of the world wide websites/URLs/addresses/pages referred to anywhere throughout this Agreement. Partner acknowledges that Cisco may modify any URL address or terminate the availability of any information at any address without notice to Reseller.

11.10 Other Remedies. All Cisco remedies specified in this Agreement shall be in addition to, and shall in no way limit, any other rights and remedies that might be available to Cisco, all of which Cisco hereby expressly reserves.

11.11 Severability. In the event that any of the terms of this Agreement become or are declared to be illegal or otherwise unenforceable by any regulatory body or court of competent jurisdiction, such term(s) shall be null and void and shall be deemed deleted from this Agreement. All remaining terms of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, if this paragraph becomes applicable and, as a result, the value of this Agreement is materially impaired for either party, as determined by such party in its sole discretion, then the affected party may terminate this Agreement by written notice to the other.